Exhibit 99.1

October 27, 2022	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION

REPORTS EARNINGS FOR THE THIRD QUARTER OF 2022

Melville,  New York, October 27, 2022 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and nine months ended September 30, 2022.  In the highlights that follow, all comparisons are of the current three or nine-month period to the same period last year unless otherwise indicated.

THIRD QUARTER HIGHLIGHTS

•	Net Income and EPS were $12.5 million and $.55, respectively, versus $11.4 million and $.48
•	ROA and ROE were 1.14% and 12.84%, respectively, compared to 1.08% and 10.71%
•	Net interest margin was 2.97% versus 2.71%
•	Repurchased 209,579 shares at a cost of $4.1 million

NINE MONTH HIGHLIGHTS

•	Net Income and EPS were $37.0 million and $1.61, respectively, versus $34.1 million and $1.43
•	ROA and ROE were 1.17% and 12.57%, respectively, compared to 1.09% and 10.96%
•	Net interest margin was 2.95% versus 2.70%

Analysis of Earnings – Nine Months Ended September 30, 2022

Net income for the first nine months of 2022 was $37.0 million, an increase of $3.0 million, or 8.7%, versus the same period last year.    The increase is primarily due to growth in net interest income of $8.5 million, or 10.7%, and noninterest income of $887,000, or 10.3%, excluding 2021 securities gains.    These items were partially offset by increases in the provision for credit losses of $5.3 million, noninterest expense of $193,000 and income tax expense of $353,000.

The increase in net interest income reflects growth in interest income on loans of $6.8 million due to an increase in average loans outstanding of $283.9 million to $3.3 billion at September 30, 2022 and a decline in interest expense of $2.0 million related to the maturity and termination of the Bank’s interest rate swap in April 2022.  Also contributing to the increase was a favorable shift in the mix of funding as an increase in average checking deposits of $136.2 million, or 10.4%, and a decline in average interest-bearing liabilities of $59.2 million, or 2.4%, resulted in average checking deposits comprising a larger portion of total funding.  While the average cost of interest-bearing liabilities declined 10 basis points (“bps”) to .61% when comparing the nine-month periods, current funding costs are increasing due to higher market interest rates and competition.

Interest income on PPP loans declined $4.0 million to $1.1 million when comparing the first nine months of 2022 to the same period last year.  Excluding PPP income, interest income on loans would have increased $10.8 million and the loan portfolio yield would have increased by 1 bp.

During the third quarter of 2022, we originated $130 million of loans with a weighted average rate of approximately 4.51% which includes $79 million of commercial mortgages at a weighted average rate of 4.62%.  The mortgage loan pipeline was $68 million with a weighted average rate of 5.51% at September 30, 2022.  The amount of originations during the quarter and the pipeline at quarter-end reflect lower demand for loans in the marketplace due to higher interest rates.

       Net interest margin for the first nine months of 2022 was 2.95% versus 2.70% for the 2021 period which includes 9 bps and 14 bps, respectively, related to prepayment fees, late fees and PPP income.  Significant increases in interest rates due to inflation are expected to adversely affect net interest income and margin which are largely dependent on changes in the yield curve and competitive and economic conditions.

The provision for credit losses increased $5.3 million when comparing the nine-month periods from a credit of $3.1 million in the 2021 period to a charge of $2.2 million in the 2022 period.  The provision for the current nine-month period was mainly due to an increase in outstanding mortgage loans and charge-offs, partially offset by lower historical loss rates and changes in current and forecasted conditions.

The increase in noninterest income of $887,000, excluding $606,000 of gains on sales of securities in 2021, is primarily attributable to a final transition payment of $477,000 for the conversion of the Bank’s retail broker and advisory accounts.  The increase also includes higher fees from merchant card services of $387,000 and income from bank-owned life insurance (“BOLI”) of $484,000.  These amounts were partially offset by a decrease in investment services income of $610,000 as the shift to an outside service provider resulted in a revenue sharing agreement and less assets under management.

Noninterest expense increased $193,000 when comparing the nine-month periods.  Noninterest expense in the 2021 period included charges of $1.2 million related to the 2021 branch optimization strategy.  Excluding the branch optimization charges, the increase in operating expenses totaled $1.4 million which was attributable to higher salaries and benefits expense of $724,000, occupancy and equipment expense of $322,000 and other expense of $376,000.  The salary and benefits increase includes recruiting of seasoned banking professionals, mid-year salary increases in 2022 and higher incentive and stock-based compensation expenses.  The occupancy and equipment increase includes the costs of new branch locations on the east-end of Long Island and new corporate office space in Melville, N.Y.  The increase in other expense includes higher marketing expense, relocation costs and other costs of operating the business.

Income tax expense increased $353,000 and the effective tax rate decreased from 20.2% to 19.5% when comparing the nine-month periods.  The decrease in the effective tax rate is mainly due to the purchase of $20 million of BOLI in December 2021 and being in a capital tax position for New York State (“NYS”) and New York City (“NYC”) purposes.  The increase in income tax expense is due to higher pre-tax earnings in the current nine-month period as compared to the 2021 period partially offset by the lower effective tax rate.

Analysis of Earnings – Third Quarter 2022 Versus Third Quarter 2021

Net income for the third quarter of 2022 of $12.5 million increased $1.0 million, or 9.1%, from $11.4 million earned in the same quarter of last year.  The increase is mainly due to growth in net interest income of $3.7 million, or 13.7%, partially offset by an increase in the provision for credit losses of $2.5 million.  The increase also reflects the aforementioned charges of $1.2 million in the 2021 quarter.

The increase in net interest income was primarily due to growth in interest income on loans of $4.1 million driven by higher outstanding balances and yields, partially offset by higher interest expense due to increases in the average balance and cost of interest-bearing liabilities of $75.1 million and 14 bps, respectively, as depositors increasingly seek higher returns due to rising market interest rates and competition.  The increase in the provision for credit losses was primarily due to charges for current and forecasted economic conditions and net chargeoffs of $607,000 on five loans sold during the 2022 quarter.  Also offsetting the increase in net interest income was an increase in salaries and benefits expense of $780,000 due to the same reasons discussed above with respect to the nine-month periods.

Analysis of Earnings – Third Quarter Versus Second Quarter 2022

Net income for the third quarter of 2022 was essentially unchanged as compared to the second quarter.  Net interest income increased $563,000 substantially driven by higher average outstanding loan balances and higher loan yields.  This increase was partially offset by higher interest expense due to increases in the average balance and cost of interest-bearing liabilities of $77.4 million and 21 bps, respectively, reflecting an increasing cost of funding the Bank’s assets.  The provision for credit losses increased $363,000 when comparing the quarterly periods mainly due to economic conditions and higher net chargeoffs, partially offset by a decrease in loan originations in the third quarter.  Salaries and employee benefits increased $547,000 due to lower deferred compensation and the same reasons discussed above with respect to the nine-month periods.  Income tax expense decreased $345,000 due to a decrease in the effective tax rate from 19.8% in the second quarter to 18.0% in the third quarter and a decline in pre-tax earnings.  The effective tax rate decreased because of the aforementioned NYS and NYC tax benefits.

Asset Quality

The Bank’s allowance for credit losses to total loans (reserve coverage ratio) was .94% on September 30, 2022 as compared to .93% at June 30, 2022 and .96% at December 31, 2021.  The increase in the reserve coverage ratio during the third quarter was mainly due to current and forecasted economic conditions.    Nonaccrual and modified loans and loans past due 30 through 89 days are at very low levels.

Capital

The Corporation’s capital position remains strong with a Leverage Ratio of approximately 9.75% on September 30, 2022.  We repurchased 698,476 shares of common stock during the first nine months of 2022 at a cost of $13.9 million.  We expect to continue common stock repurchases during the fourth quarter.

The Corporation’s ROE was 12.84% and 12.57% for the three-month and nine-month periods ended September 30, 2022, respectively, an increase when compared to 10.71% and 10.96%, respectively, for the same periods in 2021.  The increases in ROE were due to higher net income for both periods as well as an increase in accumulated other comprehensive losses due to a significant increase in the net unrealized loss in the available-for-sale securities portfolio from higher interest rates.  The losses in the available-for-sale securities portfolio, which reduced the average balance of stockholders’ equity, accounted for 1.42%  and 1.00%, respectively, of the improvement in the ROE ratio when compared to the prior year periods.  The unrealized loss also accounted for a $2.86 reduction in the Corporation’s book value per share of $15.87 at September 30, 2022.  Based on the Corporation’s market value per share at September 30, 2022 of $17.24, the dividend yield is 4.9%.

Key Initiatives and Milestones

We continue focusing on strategic initiatives supporting the growth of our balance sheet with a profitable relationship banking business.  Such initiatives include improving the quality of technology through continuing digital enhancements and IT system upgrades, optimizing our branch network across a larger geography, using new branding and “CommunityFirst” focus to improve name recognition, enhancing our website and social media presence including the promotion of FirstInvestments, and recruitment of experienced banking professionals to support our growth and technology initiatives.  We also continue to focus on the areas of cybersecurity, environmental, social and governance practices.

October 1, 2022 marked the Bank’s 95th anniversary.  Since 1927, we have been helping our clients succeed.  After 95 years, we continue to be an important part of the communities we operate in and were recently recognized in the annual Piper Sandler Small-All Star Class of 2022 as one of the top 35 performing small-cap banks and thrifts in the country.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  In addition, the current economic environment, characterized by a high rate of inflation and rising interest rates, presents significant financial and operational challenges for the Corporation, its customers and the communities it serves.  These challenges are expected to adversely affect the Corporation’s results of operations and financial condition.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 2022.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about November 3, 2022, when it is electronically filed with the SEC. Our SEC filings are also available on the SEC’s website at www.sec.gov.

   CONSOLIDATED BALANCE SHEETS

(Unaudited)

	9/30/22	12/31/21
	(dollars in thousands)
Assets:
Cash and cash equivalents	$62,210	$43,675
Investment securities available-for-sale, at fair value	664,221	734,318

Loans:
Commercial and industrial	113,066	120,920
Secured by real estate:
Commercial mortgages	1,942,214	1,736,612
Residential mortgages	1,233,005	1,202,374
Home equity lines	43,276	44,139
Consumer and other	1,642	991
	3,333,203	3,105,036
Allowance for credit losses	(31,347)	(29,831)
	3,301,856	3,075,205

Restricted stock, at cost	21,601	21,524
Bank premises and equipment, net	37,614	37,523
Right of use asset - operating leases	23,334	8,438
Bank-owned life insurance	110,083	107,831
Pension plan assets, net	19,193	19,097
Deferred income tax benefit	32,675	3,987
Other assets	18,443	17,191
	$4,291,230	$4,068,789
Liabilities:
Deposits:
Checking	$1,397,166	$1,400,998
Savings, NOW and money market	1,784,964	1,685,410
Time	404,627	228,837
	3,586,757	3,315,245

Short-term borrowings	40,000	125,000
Long-term debt	264,835	186,322
Operating lease liability	25,206	11,259
Accrued expenses and other liabilities	14,985	17,151
	3,931,783	3,654,977
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 22,644,626 and 23,240,596 shares	2,264	2,324
Surplus	81,470	93,480
Retained earnings	343,406	320,321
	427,140	416,125
Accumulated other comprehensive loss, net of tax	(67,693)	(2,313)
	359,447	413,812
	$4,291,230	$4,068,789

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine Months Ended		Three Months Ended
	9/30/22	9/30/21	9/30/22	9/30/21
	(dollars in thousands)
Interest and dividend income:
Loans	$86,181	$79,431	$30,032	$25,975
Investment securities:
Taxable	6,556	6,269	2,751	2,191
Nontaxable	6,013	6,535	2,051	2,073
	98,750	92,235	34,834	30,239
Interest expense:
Savings, NOW and money market deposits	3,263	3,451	1,699	1,191
Time deposits	3,474	4,818	1,374	921
Short-term borrowings	775	1,062	91	362
Long-term debt	3,280	3,468	1,412	1,157
	10,792	12,799	4,576	3,631
Net interest income	87,958	79,436	30,258	26,608
Provision (credit) for credit losses	2,248	(3,058)	1,089	(1,449)
Net interest income after provision (credit) for credit losses	85,710	82,494	29,169	28,057

Noninterest income:
Bank-owned life insurance	2,253	1,769	763	599
Service charges on deposit accounts	2,346	2,170	840	752
Net gains on sales of securities	—	606	—	—
Other	4,896	4,669	1,444	1,504
	9,495	9,214	3,047	2,855
Noninterest expense:
Salaries and employee benefits	30,264	29,663	10,528	9,748
Occupancy and equipment	9,702	10,446	3,395	4,102
Other	9,246	8,910	3,091	2,891
	49,212	49,019	17,014	16,741
Income before income taxes	45,993	42,689	15,202	14,171
Income tax expense	8,965	8,612	2,738	2,749
Net income	$37,028	$34,077	$12,464	$11,422

Share and Per Share Data:
Weighted Average Common Shares	22,973,209	23,720,578	22,746,302	23,646,172
Dilutive restricted stock units	89,817	97,291	99,208	112,074
	23,063,026	23,817,869	22,845,510	23,758,246

Basic EPS	$1.61	$1.44	$.55	$.48
Diluted EPS	$1.61	$1.43	$.55	$.48
Cash Dividends Declared per share	$.61	$.58	$.21	$.20

FINANCIAL RATIOS
(Unaudited)
ROA	1.17%	1.09%	1.14%	1.08%
ROE	12.57%	10.96%	12.84%	10.71%
Net Interest Margin	2.95%	2.70%	2.97%	2.71%
Dividend Payout Ratio	37.89%	40.56%	38.18%	41.67%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	09/30/22	12/31/21
	(dollars in thousands)

Loans including modifications to borrowers experiencing financial difficulty:
Modified and performing according to their modified terms	$485	$554
Past due 30 through 89 days	526	460
Past due 90 days or more and still accruing	—	—
Nonaccrual	—	1,235
	1,011	2,249
Other real estate owned	—	—
	$1,011	$2,249

Allowance for credit losses	$31,347	$29,831
Allowance for credit losses as a percentage of total loans	.94%	.96%
Allowance for credit losses as a multiple of nonaccrual loans	—	24.2	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Nine Months Ended September 30,
	2022			2021
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$35,373	$314	1.19%	$217,501	$204.13%
Investment securities:
Taxable (1)	438,475	6,242	1.90	456,244	6,065	1.77
Nontaxable (1) (2)	317,802	7,611	3.19	351,254	8,272	3.14
Loans (1) (2)	3,261,521	86,185	3.52	2,977,583	79,435	3.56
Total interest-earning assets	4,053,171	100,352	3.30	4,002,582	93,976	3.13
Allowance for credit losses	(30,332)			(31,905)
Net interest-earning assets	4,022,839			3,970,677
Cash and due from banks	34,041			34,026
Premises and equipment, net	37,967			38,362
Other assets	140,114			132,527
	$4,234,961			$4,175,592
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,726,886	3,263.25		$1,808,349	3,451.26
Time deposits	345,623	3,474	1.34	324,419	4,818	1.99
Total interest-bearing deposits	2,072,509	6,737.43		2,132,768	8,269.52
Short-term borrowings	62,837	775	1.65	55,238	1,062	2.57
Long-term debt	221,889	3,280	1.98	228,383	3,468	2.03
Total interest-bearing liabilities	2,357,235	10,792.61		2,416,389	12,799.71
Checking deposits	1,451,964			1,315,768
Other liabilities	31,826			27,856
	3,841,025			3,760,013
Stockholders' equity	393,936			415,579
	$4,234,961			$4,175,592

Net interest income (2)		$89,560			$81,177
Net interest spread (2)			2.69%			2.42%
Net interest margin (2)			2.95%			2.70%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities include unrealized gains and losses on AFS securities in the 2021 period and exclude such amounts in the 2022 period. Unrealized gains and losses were immaterial in 2021.

(2)  Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended September 30,
	2022			2021
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$38,714	$217	2.22%	$282,148	$108.15%
Investment securities:
Taxable (1)	450,617	2,534	2.25	476,963	2,083	1.75
Nontaxable (1) (2)	322,492	2,596	3.22	338,130	2,624	3.10
Loans (1) (2)	3,341,335	30,034	3.60	2,916,572	25,976	3.56
Total interest-earning assets	4,153,158	35,381	3.41	4,013,813	30,791	3.07
Allowance for credit losses	(30,869)			(31,213)
Net interest-earning assets	4,122,289			3,982,600
Cash and due from banks	35,881			33,632
Premises and equipment, net	38,017			38,287
Other assets	131,823			130,235
	$4,328,010			$4,184,754

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,752,468	1,699.38		$1,851,281	1,191.26
Time deposits	397,595	1,374	1.37	230,967	921	1.58
Total interest-bearing deposits	2,150,063	3,073.57		2,082,248	2,112.40
Short-term borrowings	13,152	91	2.75	52,138	362	2.75
Long-term debt	272,294	1,412	2.06	226,002	1,157	2.03
Total interest-bearing liabilities	2,435,509	4,576.75		2,360,388	3,631.61
Checking deposits	1,470,783			1,374,803
Other liabilities	36,718			26,618
	3,943,010			3,761,809
Stockholders' equity	385,000			422,945
	$4,328,010			$4,184,754
Net interest income (2)		$30,805			$27,160
Net interest spread (2)			2.66%			2.46%
Net interest margin (2)			2.97%			2.71%

(1) The average balances of loans include nonaccrual loans. The average balances of investment securities include unrealized gains and losses on AFS securities in the 2021 period and exclude such amounts in the 2022 period. Unrealized gains and losses were immaterial in 2021.

(2)  Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.